Exhibit 99.1

Provident Bancorp, Inc. Reports Results for the June 30, 2024 Quarter

Company Release

07/29/2024

Amesbury, Massachusetts — Provident Bancorp, Inc. (the “Company”) (NasdaqCM: PVBC), the holding company for BankProv (the “Bank”), reported a net loss for the quarter ended June 30, 2024 of $3.3 million, or a loss of $0.20 per diluted share, compared to net income of $5.0 million, or $0.30 per diluted share, for the quarter ended March 31, 2024, and net income of $3.5 million, or $0.21 per diluted share, for the quarter ended June 30, 2023. For the six months ended June 30, 2024, net income was $1.7 million, or $0.10 per diluted share, compared to $5.6 million, or $0.34 per diluted share, for the six months ended June 30, 2023. The Company’s loss on average assets was 0.85% for the quarter ended June 30, 2024, compared to a return on average assets of 1.26% for the quarter ended March 31, 2024, and a return on average assets of 0.81% for the quarter ended June 30, 2023. For the six months ended June 30, 2024, the Company’s return on average assets was 0.21%, compared to 0.68% for the six months ended June 30, 2023. The Company's loss on average equity was 5.80% for the quarter ended June 30, 2024, compared to a return on average equity of 8.93% for the quarter ended March 31, 2024, and a return on average equity of 6.49% for the quarter ended June 30, 2023. For the six months ended June 30, 2024, the Company’s return on average equity was 1.48%, compared to 5.26% for the six months ended June 30, 2023.

In announcing these results, Joseph Reilly, Chief Executive Officer, said, “We continue to make positive strides in the execution of our strategic plan, including reducing our risk profile through the elimination of our digital asset lending portfolio and decreasing our exposure to enterprise value lending, while managing our balance sheet to improve projected earnings. This quarter's results were overshadowed by a large reserve booked in our enterprise value portfolio and, coupled with the prevailing interest rate environment putting continued pressure on funding costs, resulted in a net loss for the quarter. We are confident that our current efforts to improve asset quality and earnings will provide the foundation to shift the mix of our loan portfolio towards traditional real estate and commercial lending, while reducing our cost of funds by capitalizing on the optionality presented by our funding positioning.”

For the quarter ended June 30, 2024, net interest and dividend income was $12.0 million, a decrease of $533,000, or 4.3%, from the quarter ended March 31, 2024, and a decrease of $2.9 million, or 19.8%, compared to the quarter ended June 30, 2023. The interest rate spread and net interest margin were 2.10% and 3.27%, respectively, for the quarter ended June 30, 2024, compared to 2.28% and 3.38%, respectively, for the quarter ended March 31, 2024, and 2.61% and 3.69%, respectively, for the quarter ended June 30, 2023. For the six months ended June 30, 2024, net interest and dividend income was $24.4 million, a decrease of $6.3 million, or 20.4%, compared to the six months ended June 30, 2023. The interest rate spread and net interest margin were 2.19% and 3.33%, respectively, for the six months ended June 30, 2024, compared to 2.96%, and 3.99%, respectively, for the six months ended June 30, 2023. The decreases in net interest income for the quarter and six months ended June 30, 2024, compared to the respective prior periods, are illustrative of the funding cost challenges that financial institutions are currently experiencing.

Total interest and dividend income was $21.9 million for the quarter ended June 30, 2024, a decrease of $163,000, or 0.7%, from the quarter ended March 31, 2024, and a decrease of $1.0 million, or 4.4%, from the quarter ended June 30, 2023. The Company’s yield on interest-earning assets was 5.99% for the quarter ended June 30, 2024, an increase of two basis points from the quarter ended March 31, 2024, and an increase of 32 basis points from the quarter ended June 30, 2023. For the six months ended June 30, 2024, total interest and dividend income was $43.9 million, an increase of $404,000, or 0.9%, from the six months ended June 30, 2023. The Company's yield on interest-earning assets was 5.98% for the six months ended June 30, 2024, an increase of 33 basis points from the six months ended June 30, 2023. The Bank continues to produce a high-yielding loan portfolio, at 6.11% for the quarter ended June 30, 2024, which helps to offset the effects of the highly competitive and rate-driven deposit market.

Total interest expense was $9.9 million for the quarter ended June 30, 2024, an increase of $370,000, or 3.9%, from the quarter ended March 31, 2024, and an increase of $1.9 million, or 24.4%, from the quarter ended June 30, 2023. Interest expense on deposits was $9.6 million for the quarter ended June 30, 2024, an increase of $267,000, or 2.9%, from the quarter ended March 31, 2024, and an increase of $1.9 million, or 25.3%, from the quarter ended June 30, 2023. The increase in interest expense on deposits from the prior quarter and the prior year quarter was primarily due to an 18 basis point increase in the cost of interest-bearing deposits to 3.87% from the quarter ended March 31, 2024, and an increase of 83 basis points from the quarter ended June 30, 2023, reflecting the higher interest rate environment and a greater proportion of deposits in higher-yielding products. Interest expense on borrowings totaled $312,000 for the quarter ended June 30, 2024, an increase of $103,000, or 49.3%, from the prior quarter, and an increase of $8,000, or 2.6%, over the prior year quarter. The increase in interest expense on borrowings from the prior quarter was primarily driven by an increase in the average balance of borrowings of $5.2 million, or 23.9%, and a 78 basis point increase in the cost of borrowings, to 4.61%. The increase in interest expense on borrowings from the prior year quarter was primarily driven by an increase in the cost of borrowings of 109 basis points, partially offset by a decrease in the average balance of borrowings of $7.4 million, or 21.5%. The Company’s total cost of funds was 3.89% for the quarter ended June 30, 2024, which is an increase of 20 basis points, from 3.69% for the quarter ended March 31, 2024, and an increase of 83 basis points from 3.06% for the quarter ended June 30, 2023. Total interest expense increased $6.7 million, or 52.3%, to $19.5 million for the six months ended June 30, 2024, compared to $12.8 million for the six months ended June 30, 2023. Interest expense on deposits was $18.9 million for the six months ended June 30, 2024, an increase of $7.4 million, or 63.7%, from the six months ended June 30, 2023. This increase was primarily driven by an increase in the cost of average interest-bearing deposits of 118 basis points, to 3.78%, and an increase in average interest-bearing deposits of $113.6 million, or 12.8%. For the six months ended June 30, 2024, interest expense on borrowings decreased $693,000, or 57.1%, primarily due to a decrease in average total borrowings of $36.6 million, or 59.9%, partially offset by an increase in the cost of borrowings of 28 basis points, to 4.26%. The Company's total cost of funds was 3.79% for the six months ended June 30, 2024, which is an increase of 110 basis points, from 2.69%, for the six months ended June 30, 2023.

Mr. Reilly noted, “Amidst a highly competitive landscape for retail deposits, we are leveraging our marketing efforts to drive growth. By expanding our online presence and implementing targeted marketing campaigns, we aim to attract and secure more deposits. These initiatives are complemented by our continued commitment to community reengagement.”

The Company recognized a $6.5 million provision for credit losses for the quarter ended June 30, 2024, compared to a $5.6 million credit loss benefit recognized for the quarter ended March 31, 2024, and a $1.1 million credit loss benefit recognized for the quarter ended June 30, 2023. The increase in the provision for the quarter ended June 30, 2024 was primarily due to a $7.1 million individually analyzed reserve on a $17.6 million enterprise value relationship, partially offset by a reduction in the general provision due primarily to decreases in the commercial, construction and land development, and enterprise value portfolios. For the six months ended June 30, 2024, the Company recognized an $877,000 provision for credit losses, compared to $712,000 for the six months ended June 30, 2023. The provision recognized for the six months ended June 30, 2024 was primarily driven by the $7.1 million individually analyzed reserve in the enterprise value portfolio, partially offset by the first quarter payoff of an enterprise value loan that resulted in the elimination of $1.1 million in related reserves, a settlement with a digital asset lending customer which resulted in a $3.8 million reduction in related reserves and reductions in the general provision due primarily to decreases in the enterprise value and commercial portfolios which each carry a higher rate of reserve than other segments of the portfolio.

Net charge-offs totaled $2.1 million for the quarter ended June 30, 2024, compared to $22,000 for the quarter ended March 31, 2024, and $91,000 for the quarter ended June 30, 2023. For the six months ended June 30, 2024, net charge-offs totaled $2.1 million compared to $3.7 million for the six months ended June 30, 2023. Charge-offs for the quarter and six months ended June 30, 2024, were primarily related to the aforementioned settlement with a digital asset customer.

Non-accrual loans were $21.3 million, or 1.29% of total assets, as of June 30, 2024, compared to $12.4 million, or 0.74% of total assets, as of March 31, 2024 and $16.5 million, or 0.99% of total assets, as of December 31, 2023. The increase in non-accrual loans as of June 30, 2024, was primarily driven by an increase in non-accrual enterprise value loans offset by a reduction in non-accrual loans resulting from the settlement and partial charge-off of the Bank's last remaining digital asset loan relationship.

Mr. Reilly noted “The increase in non-accrual loans during the second quarter was primarily due to modifications executed on a $17.6 million enterprise value relationship to a customer that is currently undergoing a period of transition. While we are disappointed in the impact on our results, we remain diligent in our efforts to detect loans that are experiencing signs of stress and value them appropriately as we proactively work out troubled credits.”

Noninterest income was $1.5 million for the quarter ended June 30, 2024, compared to $1.4 million for the quarter ended March 31, 2024, and $1.7 million for the quarter ended June 30, 2023. For the six months ended June 30, 2024, noninterest income decreased $770,000, or 21.1%, to $2.9 million from $3.6 million for the six months ended June 30, 2023.

Noninterest expense was $11.6 million for the quarter ended June 30, 2024, compared to $12.7 million for the quarter ended March 31, 2024, and $12.8 million for the quarter ended June 30, 2023. The decrease of $1.1 million, or 9.0%, compared to the prior quarter was primarily due to an $852,000, or 10.5%, decrease in salaries and employee benefits and a decrease in professional fees of $330,000, or 25.1%. The decrease in noninterest expense of $1.2 million, or 9.1%, from the prior year quarter, was primarily due to an $816,000, or 10.1%, decrease in salaries and employee benefits. Noninterest expense was $24.3 million for the six months ended June 30, 2024, a decrease of $1.6 million, or 6.3%, from $26.0 million for the six months ended June 30, 2023 primarily due to a decrease in salaries and employee benefits of $1.2 million, or 7.3% and a decrease in insurance expenses of $298,000, or 33.0%. The decreases in all periods presented was due to the realization of expected reductions resulting from the Bank lowering its risk appetite and experiencing a reduction in the level of resources required to successfully run our existing operations.

The Company recorded an income tax benefit of $1.3 million for the quarter ended June 30, 2024, reflecting an effective tax rate of 27.7%, compared to a provision of $1.7 million, or an effective tax rate of 25.5%, for the quarter ended March 31, 2024, and a provision of $1.5 million, or an effective tax rate of 29.7%, for the quarter ended June 30, 2023. For the six months ended June 30, 2024, the Company recorded a provision for income tax of $439,000, reflecting an effective tax rate of 20.8%, compared to $2.1 million, or an effective tax rate of 27.7%, for the six months ended June 30, 2023.

Total assets were $1.65 billion at June 30, 2024, a decrease of $12.0 million, or 0.7%, from $1.66 billion at March 31, 2024 and a decrease of $23.5 million, or 1.4%, from $1.67 billion at December 31, 2023. Cash and cash equivalents totaled $171.6 million at June 30, 2024, a decrease of $19.2 million, or 10.1% from March 31, 2024 and a decrease of $48.7 million, or 22.1%, from December 31, 2023, primarily due to decreases in deposits and increases in net loans, partially offset by increases in borrowings. Net loans were $1.35 billion at June 30, 2024, an increase of $8.8 million, or 0.7%, from March 31, 2024 and $28.2 million, or 2.1%, from December 31, 2023. The increase in net loans over the prior quarter was primarily due to an increase of $44.1 million, or 20.8%, in mortgage warehouse loans and an increase of $32.1 million, or 6.7%, in commercial real estate loans, partially offset by decreases of $20.1 million, or 12.2% in commercial loans, $19.6 million, or 25.6%, in construction and land development loans, $13.1 million, or 3.2%, in enterprise value loans, and a $10.1 million decrease in digital asset loans resulting from the settlement and partial charge off of the last remaining loan in the digital asset portfolio. These changes also reflect $22.4 million in construction and land development loans that converted to permanent commercial real estate loans during the quarter ended June 30, 2024. The increase in net loans for the six months ended June 30, 2024, was primarily due to an increase of $89.9 million, or 54.0%, in mortgage warehouse loans, and an increase of $41.5 million, or 8.8% in commercial real estate loans, partially offset by decreases of $39.5 million, or 9.1%, in enterprise value loans, $31.4 million, or 17.8%, in commercial loans, $20.7 million, or 26.6%, in construction and land development loans, and a $12.3 million decrease resulting from the closure of the digital asset loan portfolio. These changes reflect $27.2 million in construction and land development loans that converted to permanent commercial real estate loans during the six months ended June 30, 2024. The changing mix of the loan portfolio in all periods presented illustrates our commitment to shift our focus to more traditional banking products and reflects efforts to align our balance sheet with our current risk appetite. The allowance for credit losses on loans was $20.3 million, or 1.49% of total loans, as of June 30, 2024, compared to $16.0 million, or 1.18% of total loans, as of March 31, 2024, and $21.6 million, or 1.61% of total loans, as of December 31, 2023. The increase in the allowance for credit losses of $4.3 million, or 27.1%, from March 31, 2024, was primarily driven by a provision of $6.5 million and was partially offset by a $2.1 million charge-off of individually analyzed reserves related to the settlement of the final digital asset loan. The decrease in the allowance for credit losses of $1.2 million, or 5.7%, from December 31, 2023, was primarily driven by reductions in the general provision due primarily to decreases in the enterprise value and commercial portfolios which each carry a higher rate of reserve than other segments of the portfolio.

Total deposits were $1.265 billion at June 30, 2024, a decrease of $67.4 million, or 5.1%, from $1.332 billion at March 31, 2024, and a decrease of $66.6 million, or 5.0%, from $1.331 billion at December 31, 2023. The decreases in deposits were primarily due to decreases in high-cost deposits obtained through a national exchange, which decreased $82.3 million, or 49.6%, from March 31, 2024, and $53.3 million, or 38.9%, from December 31, 2023. Brokered deposits totaled $185.1 million at June 30, 2024, an increase of $5.0 million, or 2.8%, from March 31, 2024, and a decrease of $10.4 million, or 5.3%, from December 31, 2023. Retail deposits totaled $731.0 million at June 30, 2024, an increase of $9.7 million, or 1.3%, from March 31, 2024, and a decrease of $7.0 million, or 0.9% from December 31, 2023. Total borrowings were $147.6 million at June 30, 2024, an increase of $58.0 million, or 64.6%, from March 31, 2024 and $42.9 million, or 41.0%, from December 31, 2023.

As of June 30, 2024, shareholders’ equity totaled $224.3 million, a decrease of $2.9 million, or 1.3%, from March 31, 2024, and an increase of $2.4 million, or 1.1%, from December 31, 2023. The changes are primarily due to fluctuations in the Company's net income. Shareholders’ equity to total assets was 13.6% at June 30, 2024, compared to 13.7% at March 31, 2024, and 13.3% at December 31, 2023. Book value per share was $12.70 at June 30, 2024, a decrease from $12.87 at March 31, 2024, but an increase from $12.55 at December 31, 2023. Market value per share increased to $10.19 at June 30, 2024, an increase of 12.0% from $9.10 at March 31, 2024, and an increase of 1.2% from $10.07 at December 31, 2023. As of June 30, 2024, the Bank was categorized as well capitalized under the Federal Deposit Insurance Corporation regulatory framework for prompt corrective action.

Mr. Reilly concluded, “After four years of closed doors, our main office in Amesbury, Massachusetts, reopened to the public in early May 2024. It was wonderful to see our once vibrant lobby again filled with customers, employees, and members of the community. We are thrilled to reconnect with everyone in person and look forward to fostering strong relationships and supporting the community as we move forward.”

About Provident Bancorp, Inc.

Provident Bancorp, Inc. (NASDAQ:PVBC) is the holding company for BankProv, a full-service commercial bank headquartered in Massachusetts. With retail branches in the Seacoast Region of Northeastern Massachusetts and New Hampshire, as well as commercial banking offices in the Manchester/Concord market in Central New Hampshire, BankProv delivers a unique combination of traditional banking services and innovative financial solutions to its markets. Founded in Amesbury, Massachusetts in 1828, BankProv holds the honor of being the 10th oldest bank in the nation. The Bank insures 100% of deposits through a combination of insurance provided by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund (DIF). For more information, visit bankprov.com.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as, “expects,” “subject,” “believe,” “will,” “intends,” “may,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control), and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date on which they are given). These factors include: general economic conditions; interest rates; inflation; levels of unemployment; legislative, regulatory and accounting changes; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve Bank; deposit flows; our ability to access cost-effective funding; changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio; changes in consumer spending, borrowing and savings habits; competition; real estate values in the market area; loan demand; the adequacy of our level and methodology for calculating our allowance for credit losses; changes in the quality of our loan and securities portfolios; the ability of our borrowers to repay their loans; an unexpected adverse financial, regulatory or bankruptcy event experienced by our cryptocurrency, digital asset or financial technology (“fintech”) customers; our ability to retain key employees; failures or breaches of our IT systems, including cyberattacks; the failure to maintain current technologies; the ability of the Company or the Bank to effectively manage its growth; global and national war and terrorism; the impact of the COVID-19 pandemic or any other pandemic on our operations and financial results and those of our customers; and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents that the Company files from time to time with the Securities and Exchange Commission, including Annual and Quarterly Reports on Forms 10-K and 10-Q, and Current Reports on Form 8-K.

Investor contact:

Joseph Reilly

President and Chief Executive Officer

Provident Bancorp, Inc.

jreilly@bankprov.com

Provident Bancorp, Inc.

Consolidated Balance Sheet

	At	At	At
	June 30,	March 31,	December 31,
	2024	2024	2023
(Dollars in thousands)	(unaudited)	(unaudited)
Assets
Cash and due from banks	$19,192	$21,341	$22,200
Short-term investments	152,425	169,510	198,132
Cash and cash equivalents	171,617	190,851	220,332
Debt securities available-for-sale (at fair value)	27,328	27,912	28,571
Federal Home Loan Bank stock, at cost	5,121	3,605	4,056
Loans:
Commercial real estate	510,395	478,293	468,928
Construction and land development	57,145	76,785	77,851
Residential real estate	6,671	6,932	7,169
Mortgage Warehouse	256,516	212,389	166,567
Commercial	144,700	164,789	176,124
Enterprise value	394,177	407,233	433,633
Digital asset	—	10,071	12,289
Consumer	92	88	168
Total Loans	1,369,696	1,356,580	1,342,729
Allowance for credit losses on loans	(20,341)	(16,006)	(21,571)
Net loans	1,349,355	1,340,574	1,321,158
Bank owned life insurance	45,357	45,037	44,735
Premises and equipment, net	12,713	12,835	12,986
Accrued interest receivable	6,396	5,921	6,090
Right-of-use assets	3,704	3,739	3,780
Deferred tax asset, net	14,462	13,048	14,461
Other assets	10,749	15,236	14,140
Total assets	$1,646,802	$1,658,758	$1,670,309
Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing demand deposits	$311,814	$310,343	$308,769
NOW	84,811	66,019	93,812
Regular savings	168,387	258,776	231,593
Money market deposits	452,139	450,596	456,408
Certificates of deposit	247,504	246,344	240,640
Total deposits	1,264,655	1,332,078	1,331,222
Borrowings:
Short-term borrowings	138,000	80,000	95,000
Long-term borrowings	9,630	9,663	9,697
Total borrowings	147,630	89,663	104,697
Operating lease liabilities	4,118	4,142	4,171
Other liabilities	6,064	5,632	8,317
Total liabilities	1,422,467	1,431,515	1,448,407
Shareholders' equity:
Preferred stock, $0.01 par value, 50,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; 17,667,327, 17,659,146, and 17,677,479 shares issued and outstanding at June 30, 2024, March 31, 2024, and December 31, 2023, respectively	177	177	177
Additional paid-in capital	124,665	124,415	124,129
Retained earnings	107,963	111,266	106,285
Accumulated other comprehensive loss	(1,637)	(1,602)	(1,496)
Unearned compensation - ESOP	(6,833)	(7,013)	(7,193)
Total shareholders' equity	224,335	227,243	221,902
Total liabilities and shareholders' equity	$1,646,802	$1,658,758	$1,670,309

Provident Bancorp, Inc.

Consolidated Income Statements

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in thousands, except per share data)	2024	2024	2023	2024	2023
Interest and dividend income:
Interest and fees on loans	$20,311	$20,069	$19,652	$40,380	$39,658
Interest and dividends on debt securities available-for-sale	243	237	246	480	484
Interest on short-term investments	1,318	1,729	2,978	3,047	3,361
Total interest and dividend income	21,872	22,035	22,876	43,907	43,503
Interest expense:
Interest on deposits	9,607	9,340	7,670	18,947	11,571
Interest on short-term borrowings	281	178	230	459	1,054
Interest on long-term borrowings	31	31	74	62	160
Total interest expense	9,919	9,549	7,974	19,468	12,785
Net interest and dividend income	11,953	12,486	14,902	24,439	30,718
Credit loss expense (benefit) - loans	6,467	(5,543)	(740)	924	2,195
Credit loss (benefit) - off-balance sheet credit exposures	(9)	(38)	(327)	(47)	(1,483)
Total credit loss expense (benefit)	6,458	(5,581)	(1,067)	877	712
Net interest and dividend income after credit loss expense (benefit)	5,495	18,067	15,969	23,562	30,006
Noninterest income:
Customer service fees on deposit accounts	665	674	769	1,339	1,748
Service charges and fees - other	349	309	527	658	978
Bank owned life insurance income	319	302	272	621	538
Other income	190	71	134	261	385
Total noninterest income	1,523	1,356	1,702	2,879	3,649
Noninterest expense:
Salaries and employee benefits	7,293	8,145	8,109	15,438	16,653
Occupancy expense	407	443	421	850	842
Equipment expense	160	152	151	312	295
Deposit insurance	321	333	368	654	646
Data processing	402	413	374	815	735
Marketing expense	76	18	161	94	244
Professional fees	984	1,314	919	2,298	2,322
Directors' compensation	177	174	164	351	364
Software depreciation and implementation	584	543	483	1,127	900
Insurance expense	303	301	450	604	902
Service fees	234	242	281	476	517
Other	653	657	870	1,310	1,542
Total noninterest expense	11,594	12,735	12,751	24,329	25,962
(Loss) income before income tax expense	(4,576)	6,688	4,920	2,112	7,693
Income tax (benefit) expense	(1,268)	1,707	1,459	439	2,129
Net (loss) income	$(3,308)	$4,981	$3,461	$1,673	$5,564
(Loss) earnings per share:
Basic	$(0.20)	$0.30	$0.21	$0.10	$0.34
Diluted	$(0.20)	$0.30	$0.21	$0.10	$0.34
Weighted Average Shares:
Basic	16,706,793	16,669,451	16,568,664	16,688,122	16,549,751
Diluted	16,729,012	16,720,653	16,570,017	16,723,763	16,550,666

Provident Bancorp, Inc.

Net Interest Income Analysis

(Unaudited)

	For the Three Months Ended
	June 30,			March 31,			June 30,
	2024			2024			2023
		Interest			Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/	Average	Earned/	Yield/
(Dollars in thousands)	Balance	Paid	Rate (5)	Balance	Paid	Rate (5)	Balance	Paid	Rate (5)
Assets:
Interest-earning assets:
Loans (1)	$1,328,650	$20,311	6.11%	$1,323,260	$20,069	6.07%	$1,346,654	$19,652	5.84%
Short-term investments	102,395	1,318	5.15%	123,546	1,729	5.60%	236,367	2,978	5.04%
Debt securities available-for-sale	27,485	206	3.00%	28,234	205	2.90%	28,278	197	2.79%
Federal Home Loan Bank stock	1,865	37	7.94%	1,783	32	7.18%	2,254	49	8.70%
Total interest-earning assets	1,460,395	21,872	5.99%	1,476,823	22,035	5.97%	1,613,553	22,876	5.67%
Noninterest earning assets	104,388			98,890			99,685
Total assets	$1,564,783			$1,575,713			$1,713,238
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Savings accounts	$215,344	$1,646	3.06%	$244,148	$1,961	3.21%	$149,625	$408	1.09%
Money market accounts	456,566	4,499	3.94%	454,883	4,238	3.73%	513,348	4,550	3.55%
NOW accounts	69,737	225	1.29%	82,831	183	0.88%	115,869	202	0.70%
Certificates of deposit	251,361	3,237	5.15%	230,616	2,958	5.13%	230,023	2,510	4.36%
Total interest-bearing deposits	993,008	9,607	3.87%	1,012,478	9,340	3.69%	1,008,865	7,670	3.04%
Borrowings
Short-term borrowings	17,439	281	6.45%	12,181	178	5.85%	18,352	230	5.01%
Long-term borrowings	9,642	31	1.29%	9,675	31	1.28%	16,148	74	1.83%
Total borrowings	27,081	312	4.61%	21,856	209	3.83%	34,500	304	3.52%
Total interest-bearing liabilities	1,020,089	9,919	3.89%	1,034,334	9,549	3.69%	1,043,365	7,974	3.06%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	306,081			306,349			437,167
Other noninterest-bearing liabilities	10,519			12,041			19,380
Total liabilities	1,336,689			1,352,724			1,499,912
Total equity	228,094			222,989			213,326
Total liabilities and equity	$1,564,783			$1,575,713			$1,713,238
Net interest income		$11,953			$12,486			$14,902
Interest rate spread (2)			2.10%			2.28%			2.61%
Net interest-earning assets (3)	$440,306			$442,489			$570,188
Net interest margin (4)			3.27%			3.38%			3.69%
Average interest-earning assets to interest-bearing liabilities	143.16%			142.78%			154.65%

(1)	Interest earned/paid on loans includes $660,000, $734,000, and $956,000 in loan fee income for the three months ended June 30, 2024, March 31, 2024, and June 30, 2023, respectively.
(2)	Interest rate spread represents the difference between the weighted average yield on interest-bearing assets and the weighted average rate of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.
(5)	Annualized.

	For the Six Months Ended
	June 30, 2024			June 30, 2023
		Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/
(Dollars in thousands)	Balance	Paid	Rate (5)	Balance	Paid	Rate (5)
Assets:
Interest-earning assets:
Loans (1)	$1,325,955	$40,380	6.09%	$1,369,172	$39,658	5.79%
Short-term investments	112,971	3,047	5.39%	139,189	3,361	4.83%
Debt securities available-for-sale	27,859	411	2.95%	28,501	389	2.73%
Federal Home Loan Bank stock	1,824	69	7.57%	2,445	95	7.77%
Total interest-earning assets	1,468,609	43,907	5.98%	1,539,307	43,503	5.65%
Noninterest earning assets	101,639			108,385
Total assets	$1,570,248			$1,647,692
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Savings accounts	$229,746	$3,607	3.14%	$146,061	$519	0.71%
Money market accounts	455,724	8,737	3.83%	413,765	6,463	3.12%
NOW accounts	76,284	408	1.07%	121,466	348	0.57%
Certificates of deposit	240,989	6,195	5.14%	207,870	4,241	4.08%
Total interest-bearing deposits	1,002,743	18,947	3.78%	889,162	11,571	2.60%
Borrowings
Short-term borrowings	14,811	459	6.20%	43,857	1,054	4.81%
Long-term borrowings	9,658	62	1.28%	17,222	160	1.86%
Total borrowings	24,469	521	4.26%	61,079	1,214	3.98%
Total interest-bearing liabilities	1,027,212	19,468	3.79%	950,241	12,785	2.69%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	306,215			465,958
Other noninterest-bearing liabilities	11,280			19,921
Total liabilities	1,344,707			1,436,120
Total equity	225,541			211,572
Total liabilities and equity	$1,570,248			$1,647,692
Net interest income		$24,439			$30,718
Interest rate spread (2)			2.19%			2.96%
Net interest-earning assets (3)	$441,397			$589,066
Net interest margin (4)			3.33%			3.99%
Average interest-earning assets to interest-bearing liabilities	142.97%			161.99%

(1)	Interest earned/paid on loans includes $1.4 million and $2.1 million in loan fee income for the six months ended June 30, 2024 and June 30, 2023, respectively.
(2)	Interest rate spread represents the difference between the weighted average yield on interest-bearing assets and the weighted average rate of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net-interest margin represents net interest income divided by average total interest-earning assets.
(5)	Annualized.

Provident Bancorp, Inc.

Select Financial Highlights

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2024	2024	2023	2024	2023
Performance Ratios:
(Loss) return on average assets (1)	(0.85%)	1.26%	0.81%	0.21%	0.68%
(Loss) return on average equity (1)	(5.80%)	8.93%	6.49%	1.48%	5.26%
Interest rate spread (1) (2)	2.10%	2.28%	2.61%	2.19%	2.96%
Net interest margin (1) (3)	3.27%	3.38%	3.69%	3.33%	3.99%
Noninterest expense to average assets (1)	2.96%	3.23%	2.98%	3.10%	3.15%
Efficiency ratio (4)	86.03%	92.00%	76.79%	89.06%	75.54%
Average interest-earning assets to average interest-bearing liabilities	143.16%	142.78%	154.65%	142.97%	161.99%
Average equity to average assets	14.58%	14.15%	12.45%	14.36%	12.84%

	At	At	At
	June 30,	March 31,	December 31,
(Dollars in thousands)	2024	2024	2023
Asset Quality
Non-accrual loans:
Commercial real estate	$60	$—	$—
Residential real estate	352	357	376
Commercial	1,864	1,923	1,857
Enterprise value	19,038	—	1,991
Digital asset	—	10,071	12,289
Consumer	2	1	4
Total non-accrual loans	21,316	12,352	16,517
Total non-performing assets	$21,316	$12,352	$16,517

Asset Quality Ratios
Allowance for credit losses on loans as a percent of total loans (5)	1.49%	1.18%	1.61%
Allowance for credit losses on loans as a percent of non-performing loans	95.43%	129.58%	130.60%
Non-performing loans as a percent of total loans (5)	1.56%	0.91%	1.23%
Non-performing loans as a percent of total assets	1.29%	0.74%	0.99%

Capital and Share Related
Shareholders' equity to total assets	13.62%	13.70%	13.29%
Book value per share	$12.70	$12.87	$12.55
Market value per share	$10.19	$9.10	$10.07
Shares outstanding	17,667,327	17,659,146	17,677,479

(1)	Annualized.
(2)	Interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Net interest margin represents net interest income as a percent of average interest-earning assets.
(4)	The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains on securities available for sale, net.
(5)	Loans are presented at amortized cost.